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                                                                   EXHIBIT 10.14

            JUNIPER NETWORKS, INC. AMENDMENT AND ASSUMPTION AGREEMENT

This AMENDMENT AND ASSUMPTION AGREEMENT (the "AMENDMENT AND ASSUMPTION AGREEMENT") is made and entered into as of April 15, 2004 by and between Krishna Kolluri ("EMPLOYEE") and Juniper Networks, Inc., a Delaware corporation ("JUNIPER"). This Agreement shall be effective as of the closing of the acquisition by Juniper of NetScreen Technologies, Inc. ("NetScreen").

                                    RECITALS

WHEREAS, Employee is a party to that certain Amendment and Assumption Agreement dated October 3, 2003 by and between Netscreen and Employee (the "NETSCREEN AMENDMENT AND ASSUMPTION AGREEMENT");

WHEREAS, Employee is a party to that certain Amended and Restated Employment Agreement dated April 19, 2001 by and between Neoteris and Employee (the "NEOTERIS EMPLOYMENT AGREEMENT"); WHEREAS, Juniper, Netscreen and Nerus Acquisition Corp., a wholly owned subsidiary of Juniper ("MERGER SUB"), have entered into that certain Agreement and Plan of Reorganization dated February 9, 2004 (the "MERGER AGREEMENT") providing for the merger of Merger Sub with Netscreen (the "MERGER"); and

WHEREAS, it is intended that at the effective time of the merger of Merger Sub with Netscreen as defined in the Merger Agreement (the "EFFECTIVE TIME") Employee shall commence employment with Juniper; NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

         Assumption of Netscreen Amendment and Assumption Agreement. As of the Effective Time, Juniper shall assume the Netscreen Amendment and Assumption Agreement, as amended by this Juniper Amendment and Assumption Agreement, and Employee hereby consents to such assumption. Except as expressly set forth in this Juniper Amendment and Assumption Agreement, the terms and provisions of the Netscreen Amendment and Assumption Agreement shall remain in full force and effect. References herein to the Neoteris Employment Agreement shall be to the Neoteris Employment Agreement as amended by this Juniper Amendment and Assumption Agreement and by the Netscreen Amendment and Assumption Agreement, except in Section 2 hereof. References herein to the Netscreen Amendment and Assumption Agreement shall be to the Netscreen Amendment and Assumption Agreement as amended by this Juniper Amendment and Assumption Agreement.

         No Termination Event. Employee hereby acknowledges and agrees that the commencement of Employee's employment with Juniper on the terms and conditions of this Juniper Amendment and Assumption Agreement shall not constitute (i) "Good Reason" (as defined in Section 5.5(b) of the Neoteris Employment Agreement) for a voluntary termination of Employee's employment, (ii) any other type of "constructive termination" as such term is generally understood, or
(iii) grounds for a termination without Cause under Employee's Netscreen agreements.

     Amendment of Netscreen Amendment and Assumption Agreement and Neoteris
       Employment Agreement.


          After the Effective Time, the terms "COMPANY,""NETSCREEN" or "NEOTERIS" in the Netscreen Amendment and Assumption Agreement and in the Neoteris Employment Agreement


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     shall mean Juniper and/or its subsidiary that employs Employee, and their successors and assigns.

          Section 1.2(a), which was added to the Neoteris Employment Agreement by the Netscreen Amendment and Assumption Agreement, is hereby amended to read in its entirety as follows:

     "(a) As of the Effective Time, Juniper employs Employee as the General Manager of the Security Products Group and Employee hereby accepts such employment with Juniper. Employee shall report to the Chief Executive Officer of Juniper and perform such duties and services for Juniper, commensurate with such General Manager position and as may be designated from time to time by the Chief Executive Officer; provided that such position shall have the following basic attributes: (i) The General Manager shall be an officer of the Company with responsibilities commensurate with a Section 16 person and (ii) the General Manager's functional and operational responsibilities shall include management of the Company's Security Products Group, which shall include the security related products acquired with NetScreen, including but not limited to product management and engineering."

          Subsection 4.3 of the Neoteris Employment Agreement, which was added pursuant to the Netscreen Amendment and Assumption Agreement, is hereby amended to read in its entirety as follows:

     "4.3 Corporate Bonus. In accordance with the terms and conditions of and pursuant to Juniper's Executive Officer Incentive Plan, as such Plan may be amended from time to time by Juniper's Board of Directors or its Compensation Committee, Employee will be eligible for a bonus of up to 100% of Employee's Base Salary."

          Subsection 5.3(c) of the Neoteris Employment Agreement, which was added pursuant to the Netscreen Amendment and Assumption Agreement, is hereby amended to read in its entirety as follows:

     "(c) A transfer of Employee to Juniper from a subsidiary or other affiliate of Juniper or a transfer of Employee from Juniper to a subsidiary or other affiliate of Juniper shall not be construed as a termination."

          Section 6 of the Neoteris Employment Agreement, which was added pursuant to the Netscreen Amendment and Assumption Agreement, is hereby amended to read in its entirety as follows:

     "6. Confidentiality Agreement. Employee has executed and delivered to an officer of Juniper the standard form Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached hereto as EXHIBIT A (the "CONFIDENTIALITY AGREEMENT"), which shall become effective at the Effective Time of the Merger."



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          Section 7(a) of the Neoteris Employment Agreement is hereby amended by substituting Juniper's address as follows:

     "(a)     if to Juniper:


              Juniper Networks, Inc.
              1194 North Mathilda Avenue
              Sunnyvale, California 94089
              Attn:  General Counsel
              Fax:  408-745-8910"

         Arbitration. In the event of any dispute or claim relating to or arising out of Employee's employment relationship (other than with respect to any outstanding NetScreen stock options, Neoteris, Inc. stock options or other written agreement Employee had with NetScreen or Neoteris, Inc. prior to the Closing Date and which continue to be effective), Employee and Juniper agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. However, the parties agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Juniper's trade secrets or proprietary information. Juniper will pay the arbitrator's fee and any other type of expense or cost that Employee would not be required to bear if Employee was free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Juniper and Employee each will pay their own counsel fees and other expenses associated with the arbitration. The arbitrator will allow discovery consistent with the California Arbitration Act or as otherwise required by law in arbitration proceedings. Additionally, the arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based.

         Employee Benefits. Employee will be eligible to participate in the employee benefit plans currently and hereafter maintained by Juniper of general applicability to other Juniper employees, including, by way of example only, group medical, dental, vision, disability, life insurance, 401(k) plan and flexible-spending account plans. Juniper reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

         Paid-Time Off. Employee will be entitled to paid time off ("PTO") in accordance with Juniper's vacation policy. Employee will receive prior service credit with respect to PTO for the time that Employee was employed with NetScreen and Neoteris, provided such credit does not result in duplication of benefits.

         At-Will Employment. Employee's employment with Juniper constitutes "at-will" employment. Accordingly, Employee's employment relationship with Juniper may be terminated at any time with or without notice, with or without cause or for any or no cause, at either party's option. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from Juniper give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Employee's employment with Juniper.

         Prohibited Activities. Employee agrees that, during the term of his employment with Juniper, he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Juniper is now involved or becomes involved during the term of his employment, nor will Employee engage in any other activities that conflict with his obligations to Juniper.

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         Company Rules. Employee will be expected to abide by Juniper rules and regulations. Employee will be specifically required to sign an acknowledgment that he has read and understood the Juniper rules of conduct. Employee also agrees, as a condition of his employment, to execute the Company's Worldwide Code of Business Conduct and Ethics Policy.

        Release. As a condition to receiving any benefits (including any severance payments, if any), acceleration, post-termination exercisability period or lapse of any repurchase right ("Termination Benefits"), other than any Termination Benefits which Employee may be entitled to receive pursuant to any written agreements he had with NetScreen or Neoteris, Inc. prior to the Effective Time, Employee agrees to execute and not revoke a release of claims in favor of Juniper.

        Miscellaneous.

                      Entire Agreement. This Juniper Amendment and Assumption
                           Agreement, the Netscreen Amendment and Assumption Agreement as amended hereby, the Neoteris Employment Agreement as amended hereby, Neoteris, Inc. stock option agreements, Netscreen option agreements, Netscreen Noncompetition agreement dated October 3, 2003, the Vesting Waiver Agreement dated October 3, 2003, the Netscreen Employee Invention Assignment and Confidentiality Agreement and the Confidentiality Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Juniper Amendment and Assumption Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

                      Construction of Agreement. This Juniper Amendment and
                           Assumption Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.

                      Governing Law. The internal laws of the State of
                           California (irrespective of its choice of law principles) will govern the validity of this Juniper Amendment and Assumption Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                      Severability. If any provision of this Juniper Amendment
                           and Assumption Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Juniper Amendment and Assumption Agreement, and the application of such provisions to other persons or entities or circumstances as applicable, will be interpreted so as reasonably to effect the intent of the parties hereto.

                      Amendment and Waivers. Any term or provision of this
                           Juniper Amendment and Assumption Agreement may be amended, and the observance of any term of this Juniper Amendment and Assumption Agreement may be waived (either generally or in a particular instance and either retroactively
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                           or prospectively), only by a writing signed by the
                           party to be bound thereby.

                      Counterparts. This Juniper Amendment and Assumption
                           Agreement may be executed in counterparts, each of which will constitute an original and all of which together will constitute one agreement.

                      Effective Date. This Juniper Amendment and Assumption
                           Agreement shall become effective only upon the Effective Time. This Juniper Amendment and Assumption Agreement shall be null and void if the Merger Agreement is terminated in accordance with its terms.

                      Immigration Law Compliance. For purposes of federal
                           immigration law, Employee will be required to provide to the Company documentary evidence of his identity and eligibility for employment in the United States. Such documentation must be provided to Juniper within three (3) business days of Employee's date of hire, or the employment relationship may be terminated.

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IN WITNESS WHEREOF, Employee and Juniper have executed this Juniper Amendment and Assumption Agreement as of the date first indicated above.

JUNIPER NETWORKS, INC.                                  EMPLOYEE

By: /s/ MITCHELL L. GAYNOR                              By: /s/ KRISHNA KOLLURI

Name: Mitchell L. Gaynor                                Krishna Kolluri

Title: VP